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                                       FORM 8-A

                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

                                    --------------

                  FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                       PURSUANT TO SECTION 12(b) OR (g) OF THE
                           SECURITIES EXCHANGE ACT OF 1934


                          AFFILIATED COMPUTER SERVICES, INC.
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                (Exact name of registrant as specified in its charter)


    Delaware                                                    51-0310342
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    (State of incorporation or organization)                 (I.R.S. Employer
                                                            Identification No.)

    2828 North Haskell, Dallas                                    75204
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    (Address of principal executive offices)                   (Zip Code)

       If this form relates to the              If this form relates to the registration
     registration of a class of debt          of a class of debt securities and is to become
securities and is effective upon filing       effective simultaneously with the effectiveness
pursuant to the General Instruction A(c)(1)   of a concurrent registration statement under the
   please check the following box. / /           Securities Act of 1933 pursuant to General
                                                   Instruction A(c)(2) please check the
                                                             following box. / /

Securities to be registered pursuant to Section 12(b) of the Act:

            Title of each class            Name of each exchange on which
            to be so registered            each class is to be registered
            -------------------            ------------------------------

           CLASS A COMMON STOCK,              NEW YORK STOCK EXCHANGE
             $.01 PAR VALUE


Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
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                               (Title of Class)


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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

         CLASS A COMMON STOCK $.01 PAR VALUE

         The capital stock of Affiliated Computer Services, Inc. (the "Company" or "Registrant") to be registered on the New York Stock Exchange, Inc. (the "Exchange"), is the Registrant's Class A Common Stock, $.01 par value per share (the "Common Stock"). The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board of Directors may from time to time determine. The shares of Common Stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive, PRO RATA, the assets of the Company that are legally available for distribution to stockholders. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors.

         Each of the items described below could result in the Company being less attractive to a potential acquiror and could result in stockholders receiving less for their shares of Common Stock than otherwise might be available in the event of a takeover attempt.

         CERTAIN EFFECTS OF AUTHORIZED BUT UNISSUED STOCK

         The Company has authorized, unissued and unreserved Common Stock and preferred stock. The existence of unissued and unreserved Common Stock and preferred stock may be to enable the Board of Directors to render more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of the Company's management. If, in the exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal was not in the Company's best interests, the Board of Directors could issue such authorized but unissued shares without stockholder approval in one or more private placements or other transactions. Such an issuance could dilute the voting or other rights of the proposed acquiror, insurgent stockholder or stockholder group by creating a substantial voting block in institutional or other hands that could support the position of the incumbent Board of Directors by effecting an acquisition that might complicate or preclude the takeover.

         CERTIFICATE OF INCORPORATION AND BYLAWS

         The Certificate of Incorporation and Bylaws of the Company contain several provisions that may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt. The Company also has Class B Common Stock, $.01 par value (the "Class B Common Stock") outstanding. The holders of Class B Common Stock are entitled to 10 votes per share on all matters submitted to a vote of the stockholders. The Certificate of Incorporation does not provide for cumulative voting and, accordingly, Darwin Deason (Chairman and Chief Executive Officer of the Company), as the

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holder of a majority of the outstanding voting power, can currently elect all the members of the Board of Directors.

         Under the Delaware General Corporation Law ("DGCL"), any action required or permitted to be taken by the stockholders of a corporation may be taken only at a duly called annual or special meeting of stockholders. The Bylaws provide that special meetings of the stockholders of the Company may be called only by the Chairman of the Board of Directors, the President, a majority of the members of the Board of Directors or the holders of a majority of the voting power of the Company's outstanding capital stock. These provisions could have the effect of delaying until the next annual stockholders' meeting actions that are not favored by the holders of a majority of the voting power of the outstanding capital stock of the Company. Moreover, the bylaws authorize the stockholders of the Company to take action by written consent signed by the holders of a majority of the voting power of the Company's outstanding capital stock, provided that written notice is given to those stockholders who have not consented in writing.

         Under the DGCL, the approval of a Delaware corporation's board of directors, in addition to stockholder approval, is required to adopt any amendment to the Company's certificate of incorporation, but the exclusive power to adopt, amend and repeal the bylaws is conferred solely upon the stockholders, unless the corporation's certificate of incorporation also confers such power on its board of directors. The Certificate of Incorporation grants the power to amend the Bylaws to the Board of Directors.

         In addition to the foregoing provisions of the Certificate of Incorporation and Bylaws, the Company is subject to the provisions of Section 203 of the DGCL, which restricts the consummation of certain business combination transactions (including mergers, stock and asset sales and other transactions resulting in financial benefit to the stockholder) between a Delaware public corporation and an "interested stockholder" for a period of three years after the date the interested stockholder acquired its stock. An "interested stockholder" is defined as a person who, together with any affiliates and/or associates of such person, beneficially owns 15% or more of any class or series of stock entitled to vote in the election of directors, unless, among other exceptions, (i) the transaction is approved by (a) the corporation's board of directors prior to the date the interested stockholder acquired such shares or (b) a majority of the board of directors and by the affirmative vote of the holders of two-thirds of the outstanding shares of each class or series of stock entitled to vote generally in the election of directors, not including the shares owned by the interested stockholders, or
(ii) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder. Section 203 of the DGCL is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

ITEM 2.  EXHIBITS

         1. All exhibits required by Instruction II to Item 2 will be supplied to the Exchange.

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                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                AFFILIATED COMPUTER SERVICES, INC.


                                By:  /s/  David Black
                                     -----------------------------------------
                                     David Black, Executive Vice President and
                                     General Counsel


Dated:  January 16, 1997





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